Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP REPORTS

CONVERSION AND REBRANDING COMPLETED

AS WELL AS AN INCREASE  IN LOANS AND DEPOSITS

August 5, 2009 – Harrisburg, PA – Metro Bancorp, Inc. (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, reported increased total assets, loans, and deposits for the second quarter of 2009 announced Gary L. Nalbandian, Chairman, President and CEO.  The Company also reported that it has successfully transitioned all services previously provided to it by TD Bank, N.A. and Commerce Bancorp, LLC (formerly Commerce Bancorp, Inc.) to the Company’s new service provider, Fiserv Solutions, Inc.

Second Quarter Financial Highlights (in millions, except per share data)

	Quarter Ended			Six Months Ended
	06/30/09	06/30/08	% Change	06/30/09	06/30/08	% Change
Total assets	$2,081.2	$2,045.1	2%

Total deposits	1,724.5	1,546.7	11%

Total loans (net)	1,433.1	1,298.3	10%

Total revenues	$23.9	$25.6	(6)%	$48.8	$50.2	(3)%

Net income (loss)	(1.4)	3.5	(139)%	(0.52)	6.7	(108)%

Diluted net income (loss) per share	$(0.21)	$0.54	(139)%	$(0.09)	$1.03	(109)%

Birth of Metro Bank

In the second quarter of 2009, Pennsylvania Commerce Bancorp successfully converted to Metro Bancorp, Inc. including:

➢	The rebranding of the entire company to Metro Bank.

➢	Introduction of our new ticker symbol: METR on the NASDAQ Global Select Market.

➢	The conversion of our entire information technology system from TD Bank, to a new provider creating the technology base for our planned expansion.

From our historic success as Pennsylvania Commerce Bancorp in Central Pennsylvania, Metro Bank is now poised for dramatic expansion as “America’s Next Great Bank”.

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian stated “We are extremely pleased with the successful transition of all services from TD Bank, N.A. over to Fiserv during the second quarter and with the completion of our re-branding efforts. Going forward, we plan to offer our customers the same great products and same AMAZING customer service they have come to expect from us.”

We also continue to prepare for our merger with Republic First Bancorp (NASDAQ Market Symbol: FRBK) as we embark on an exciting new plan to expand into the metro Philadelphia market. On July 31, 2009, the Company and Republic First Bancorp, Inc. entered into a First Amendment to the parties November 7, 2008 Agreement and Plan of Merger.  The First Amendment extends the closing deadline for the merger to October 31, 2009 with the provision that either party, with notice to the other, could further extend the closing deadline to December 31, 2009 in the event that the parties do not have regulatory approval of the merger by September 30, 2009.  The merger is expected to close in the second half of 2009 upon regulatory approval and the combined company will have total assets of approximately $3.2 billion and 45 offices in Pennsylvania and New Jersey.

Mr. Nalbandian noted the following highlights from the second quarter ended June 30, 2009:

➢
The Company recorded a net loss of $1.4 million, or ($0.21) per fully-diluted share, for the second quarter vs. net income of $3.5 million, or $0.54 per fully diluted share, for the same period one year ago.  Impacting the second quarter results were the following:

•
One-time charges associated with the transition of services and re-branding totaled approximately $3 million during the second quarter.  The Company also incurred a higher level of salary/benefits and data processing costs related to additional personnel and information technology infrastructure to perform certain services in-house which were previously performed by TD Bank, N.A. These expenses for the quarter were partially offset by the recognition of $3.25 million of the total $6 million fee due to Metro Bank from TD Bank.  This fee was to partially defray the costs of transition as outlined in the Transition Agreement the two companies entered into on December 30, 2008.  The Company expects to recognize the remaining fee of $2.75 million during the third quarter of 2009.

•	The Company made a total provision for loan losses of $3.7 million for the second quarter vs. $1.4 million for the second quarter of 2008.

•	The Company incurred a pre-tax charge during the second quarter of $1.37 million related to other-than-temporary impairment (“OTTI”) on three CMO’s held in its investment portfolio.

•
The Company also recorded a one-time pre-tax expense of $982,000 during the second quarter as a result of the special assessment levied by the Federal Deposit Insurance Company (“FDIC”) against all FDIC-insured financial institutions.

➢	In this extremely difficult credit environment, net loans grew $134.8 million, or 10%, over the past twelve months to a total of $1.43 billion.

➢	We increased our allowance for loan losses by $7.1 million, or 58%, over the past twelve months.

➢	Total core deposits increased $173.5 million, or 11%, to $1.71 billion.

➢	Core consumer deposits increased by $164.8 million, or 25%, over the previous twelve months to $834.9 million.

➢	Total assets reached $2.08 billion.

➢	Stockholders’ equity increased $5.7 million, or 5%, over the past twelve months to $118.1 million.

➢
Total revenues for the quarter were $23.9 million as compared to $25.6 million for the same quarter one year ago, down primarily as a result of the above mentioned OTTI charge of $1.37 million which was netted against non interest income.

➢
The Company’s net interest margin for the second quarter of 2009 was 3.83%, the same as the previous quarter and compared to 4.10% for the same period one year ago.  Our deposit cost of funds for the second quarter was 0.89% as compared to 1.18% for the same period one year ago, while core deposits grew from $1.53 billion to $1.71 billion over the past twelve months.

➢	Noninterest income totaled $4.9 million for the second quarter of 2009.

➢	Both the Company and its subsidiary bank continue to be “well-capitalized” under various regulatory capital guidelines as required by federal banking agencies.

➢
On August 6, 2009, Metro Bancorp announced that it has filed a shelf registration statement on Form   S-3 with the Securities and Exchange Commission (the “SEC”) which, once declared effective by the SEC, would allow the Company, from time to time, to offer and sell up to a total aggregate of $250 million of common stock, preferred stock, debt securities, trust preferred securities or warrant, either separately or together in any combination.  While Metro currently remains well capitalized under federal regulatory guidelines, the shelf registration better positions the Company to take advantage of potential opportunities for growth including our proposed merger with Republic First Bancorp, Inc. and to address current economic conditions.

Income Statement

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change
Total revenues	$23,942	$25,580	(6)%	$48,778	$50,156	(3)%
Total expenses	22,638	19,077	19%	43,265	37,978	14%
Net income	(1,355)	3,506	(139)%	(518)	6,712	(108)%
Diluted net income per share	$(0.21)	$0.54	(139)%	$(0.09)	$1.03	(109)%

Total revenues (net interest income plus noninterest income) for the second quarter decreased $1.6 million to $23.9 million, down 6% from the second quarter of 2008. Excluding the impact of the OTTI charge, total revenues for the second quarter of 2009 were $25.3 million, down $266,000, or 1%, from the same period one year ago. Total revenues for the first six months of 2009 decreased by $1.38 million, or 3%, as compared to the first six months of 2008.  Excluding the OTTI charge in the second quarter, total revenues were the same as the first half of last year.

The Company recorded a net loss of $1.4 million for the second quarter of 2009, down from net income of $3.5 million for the second quarter of 2008. Net loss per fully diluted share for the quarter was $(0.21), down from the fully diluted net income per share of $.054 recorded for the same period a year ago.

The net loss is attributable to a combination of the higher level of expenses incurred during the second quarter associated with our transition of services to a new service provider, our costs associated with a complete rebranding of the Company and its subsidiary Bank, a higher level of provision for possible loan losses and a charge for OTTI on three securities in the Banks investment securities portfolio.

The Company recorded a net loss of $518,000 for the first six months of 2009 as compared to net income of $6.7 million for the first half of 2008.  The 2009 loss is primarily a direct result of expenses associated with the transition of services, provision for loan losses of $6.9 million for the first half of 2009 compared to $2.4 million for the same period of 2008, the OTTI charge and the FDIC special assessment charge.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2009 totaled $19.0 million vs. $19.1 million recorded a year ago.  Net interest income for the first six months of 2009 totaled $38.4 million vs. $37.7 million in 2008.  On a fully-taxable basis, net interest income was up $1.0 million, or 3% in 2009, over the same period in 2008.

The net interest margin for the second quarter of 2009 was 3.83%, the same as the previous quarter and down 27 basis points from the second quarter of 2008. Average interest earning assets for the quarter were up $125.3 million, or 7%, over the second quarter of 2008; however, the interest income associated with this increase was offset by a decrease in the yield on those earning assets as a result of a 175 basis points (bps) reduction in short-term market interest rates by the Federal Reserve Bank over the past twelve months.

Average interest-bearing liabilities for the second quarter of 2009 were up $84.8 million, or 5%, over the same period one year ago.  Total interest expense for the quarter was down $2.1 million, or 26%, from the second quarter of 2008 as a result of a 53 bps reduction in the Company’s total cost of funds.

Change in Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due primarily to volume increases in the Company’s earning assets, as well as a decrease in the total cost of funding sources.

(dollars in thousands)	Net Interest Income
2009 vs. 2008	Volume Change	Rate Change	Total Increase	% Change
2nd Quarter	$699	$(640)	$59	0%
Six Months	$835	$171	$1,006	3%

Noninterest Income

Noninterest income for the second quarter of 2009 totaled $4.9 million, down $1.6 million, or 32%, from $6.5 million a year ago.

	Three months ended June 30,				Six months ended June 30,
(dollars in thousands)	2009	2008	% Change		2009	2008	% Change
Deposit charges and service fees	$5,705	$6,243	(5	) %	$11,351	$11,919	(5	) %
Other income	540	407	33		393	724	(46)
Subtotal	6,245	6,650	(6)		11,744	12,643	(7)
Gain (loss) on securities	(1,318)	(157)	739		(1,318)	(157)	739
Total noninterest income	$4,927	$6,493	32%		$10,426	$12,486	(16	) %

The decline in total noninterest income for the second quarter and first six months of 2009 compared to the same period one year ago is primarily the result of a $1.37 million charge on three private-label CMO’s in the Banks investment securities portfolio.  Non-interest income for the first six months of 2009 was $10.4 million compared to $12.5 million in 2008.  The first half of 2009 was impacted by a $627,000 loss on the sale of $12.2 million of student loans during the first quarter combined with the investment charge in the second quarter.  Excluding these two charges, non interest income totaled $12.4 million for the first half of the year compared to $12.5 million for the previous year.

Non-interest Expenses

Non-interest expenses for the second quarter of 2009 were $22.6 million, up $3.6 million, or 19%, over $19.1 million recorded one year ago.  The breakdown of non-interest expenses for the second quarter and for the first six months of 2009 and 2008 are shown in the following table:

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands)	2009	2008	% Change	2009	2008	% Change
Salaries and employee benefits	$11,299	$9,342	21%	$21,298	$18,223	17%
Occupancy and equipment	3,112	3,130	(1)	6,147	6,256	(2)
Advertising and marketing	525	826	(36)	1,045	1,663	(37)
Data Processing	2,168	1,829	19	4,202	3,534	19
Regulatory assessments and related fees	1,644	601	174	2,426	1,739	40
Core system conversion/branding	(200)	-		388	-
Merger/acquisition	175	-		405	-
Other expenses	3,915	3,349	17	7,354	6,563	12
Total non-interest expenses	$22,638	$19,077	19%	$43,265	$37,978	14%

Included in non-interest expenses for the second quarter of 2009 were one-time charges of approximately $3 million associated with the transition of services and rebranding to Metro Bank. The increase in salary and benefit expenses includes the impact of additional staffing in operations and information technology to handle the conversion processes as well as functions that were previously performed by TD Bank but are now performed in-house, post-conversion. Regulatory assessment costs were up $1.0 million, or 174%, for the second quarter of 2009 over the level incurred for the same period one year ago as a result of a $982,000 special assessment levied by the FDIC during the second quarter of 2009 against all FDIC-insured financial institutions to bolster the Bank Insurance Fund. Also included in non-interest expenses for the quarter was $175,000 associated with the Company’s pending acquisition of Republic First Bancorp which is expected to close later in 2009 upon regulatory approval.  Total non-interest expenses for the second quarter were offset partially by the recognition of $3.25 million of the total $6 million fee due to Metro Bank from TD Bank.  This fee was to partially defray the costs of transition and re-branding.  The Company expects to recognize the remaining fee of $2.75 million during the third quarter of 2009.  Total non-interest expenses for the first six months of 2009 were $43.3 million, up $5.3 million, or 14%, over the first half of 2008.

Balance Sheet

	June 30,
(dollars in thousands)	2009	2008	% Increase
Total assets	$2,081,173	$2,045,103	2%

Total loans (net)	1,433,123	1,298,308	10%

Total deposits	1,724,460	1,546,672	11%

Total core deposits	1,705,725	1,532,208	11%

Lending

Total gross loans increased $141.9 million, or 11%, to $1.45 billion from $1.31 billion one year ago, with the growth represented across most loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	06/30/09	% of Total	06/30/08	% of Total	$ Increase	% Change
Commercial	$469,858	33%	$410,419	31%	$59,439	14%
Owner occupied	278,323	19	276,217	21	2,106	1
Total commercial	748,181	52	686,636	52	61,545	9
Consumer/residential	307,627	21	318,817	24	(11,190)	(4)
Commercial real estate	396,652	27	305,065	24	91,587	30
Gross loans	$1,452,460	100%	$1,310,518	100%	$141,942	11%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	June 30, 2009	March 31, 2009	June 30, 2008
Non-performing assets/total assets	1.61%	1.44%	0.65%
Net loan charge-offs/average total loans	0.04%	0.26%	0.07%
Loan loss allowance/gross loans	1.33%	1.12%	0.93%
Non-performing loan coverage	61%	55%	95%
Non-performing assets/capital and reserves	24%	22%	11%

Non-performing assets and loans past due 90 days at June 30, 2009 totaled $33.4 million, or 1.61%, of total assets, as compared to $30.4 million, or 1.44% of total assets, at March 31, 2009 and $13.3 million, or 0.65%, of total assets one year ago. The Company’s second quarter provision for loan losses totaled $3.7 million, as compared to $1.4 million recorded in the second quarter of 2008. For the first six months of 2009, the loan loss provision totaled $6.9 million vs. $2.4 million for the first half of 2008. The increase in the provision for loan losses over the prior year is a result of the Company’s strong loan growth of $141.9 million over the past twelve months as well as the increase in the level of non-performing loans from June 30, 2008 to June 30, 2009. The allowance for loan losses totaled $19.3 million as of June 30, 2009, an increase of $7.1 million, or 58%, over the total allowance of $12.2 million at June 30, 2008.  The allowance represented 1.33% and 0.93% of gross loans outstanding at June 30, 2009 and 2008, respectively.

Total net charge-offs for the second quarter of 2009 were $594,000 vs. $817,000 for the second quarter of 2008.  Total net charge-offs year to date were $4.3 million compared to $907,000 for the first half of 2008.  Two separate loan charge-offs taken in the first quarter of 2009 totaled $3.6 million and account for almost 85% of the total charge-offs for the first six months of the year.

Core Deposits

Change in core deposits by type of account is as follows:

	June 30,
(dollars in thousands)	2009	2008	% Change	2nd Quarter 2009 Cost of Funds
Demand non-interest-bearing	$323,388	$293,299	10%	0.00%
Demand interest-bearing	781,264	705,077	11	0.95
Savings	341,305	341,185	0	0.57
Subtotal	1,445,957	1,339,561	8	0.65
Time	259,768	192,647	35	3.14
Total core deposits	$1,705,725	$1,532,208	11%	1.04%

Change in core deposits by type of customer is as follows:

	June 30,	% of	June 30,	% of	%
(dollars in thousands)	2009	Total	2008	Total	Change
Consumer	$834,875	49%	$670,040	44%	25%
Commercial	540,172	32	521,874	34	4
Government	330,678	19	340,294	22	(3)
Total	$1,705,725	100%	$1,532,208	100%	11%

Consumer core deposits grew by $164.8 million, or 25%, over the past twelve months.

Investments

At June 30, 2009, the Company’s investment portfolio totaled $404.8 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at June 30, 2009:

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$56,515	$63,964	$120,479
Collateralized mortgage obligations	233,360	37,312	270,672
U.S. Government agencies/other	0	13,618	13,618
Total	$289,875	$114,894	$404,769
Duration (in years)	2.4	2.5	2.4
Average life (in years)	2.8	2.8	2.8
Quarterly average yield	4.08%	4.95%	4.14%

At June 30, 2009, the after tax depreciation of the Company’s available for sale portfolio was $14.9 million as compared to $14.6 million at March 31, 2009 and $11.8 million at June 30, 2008.  At June 30, 2009, the Company recorded a $1.4 million charge against second quarter earnings for credit losses on three private-label collateralized mortgage obligations held in the Bank’s available for sale portfolio.

Capital

Stockholders’ equity at June 30, 2009 totaled $118.1 million, an increase of $5.7 million, or 5%, over stockholders’ equity of $112.4 million at June 30, 2008. Return on average stockholders’ equity (ROE) for the second quarter and six months ended June 30, 2009 and 2008, respectively, is shown below:

Return on Equity
Three Months Ended June 30,		Six Months Ended June 30,
2009	2008	2009	2008
(4.62)%	12.57%	(0.89)%	11.98%

The Company’s capital ratios at June 30, 2009 were as follows:

	Metro	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.68%	5.00%
Tier 1	9.38	6.00
Total Capital	10.51	10.00

At June 30, 2009, the Company’s book value per share was $17.97, up 3% over $17.53 per share at June 30, 2008.

Stockholder Returns

	As of June 30, 2009
	Metro	NASDAQ Bank Index	S & P 500 Index
1 Year	(20)%	(22)%	(26)%
3 Years	(16)%	(19)%	(8)%
5 Years	(4)%	(9)%	(2)%
10 Years	6%	1%	(2)%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control).  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, including those discussed in the Company’s Form 10-K, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•	the receipt of the $6 million fee due from TD Bank as a result of the completed transition of all services by the required dates as called for in the Transition Agreement between the two parties;

•	whether the transactions contemplated by the merger agreement with Republic First will be approved by the applicable federal, state and local regulatory authorities;

•
the Company’s ability to complete the proposed merger with Republic First Bancorp, Inc., to integrate successfully Republic First’s assets, liabilities, customers, systems and management personnel into the Company’s operations, and to realize expected cost savings and revenue enhancements within expected timeframes;

•
the possibility that expected Republic First merger-related charges are materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at the effective date of the merger and related adjustments to yield and/or amortization of the acquired assets and liabilities are materially different from those forecasted;

•	adverse changes in the Company’s or Republic First’s loan portfolios and the resulting credit risk-related losses and expenses;

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
general economic or business conditions, either nationally, regionally or in the communities in which either the Company or Republic First does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loss reserves;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;

•	unanticipated regulatory or judicial proceedings;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	effect of terrorists attacks and threats of actual war;

•	and the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.  The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.  For information, concerning events or circumstances after the date of this report, refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).